Exhibit 99.1


CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
      or
Betsy Brod
MBS Value Partners, LLC
212.750.5800

FOR IMMEDIATE RELEASE


                 THE TOPPS COMPNAY, INC. AUDIT COMMITTEE CHANGE


NEW YORK, NY, Sept. 15, 2006-The Topps Company, Inc. (Nasdaq: TOPP) today reported that the Board of Directors elected Arnaud Ajdler as a member of the Company's audit committee. Mr. Ajdler was elected to the Board of Directors at the Company's annual stockholder meeting on August 25, 2006. The election of Mr. Adjler brings the number of audit committee members to three and remediates a Nasdaq listing requirement deficiency.

On September 12, 2006, the Company received a Nasdaq Staff Deficiency Letter indicating that it was not in compliance with the audit committee requirement for continued listing set forth in Marketplace Rule 4350(d)(2), which requires the Company to have an audit committee of at least three members. The composition of the Company's audit committee was reduced from three members to two members on August 25, 2006 when one of the Company's former directors and audit committee members was not reelected to the Board as a result of his not being nominated for reelection pursuant to the previously-announced settlement with the Topps Full Value Committee.


About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.